Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Vicki Baker
Chief Financial Officer	Analyst Inquiries	General and Media Inquiries
(312) 658-5740	(312) 640-6672	(703) 796-1798

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 19, 2006

STRATEGIC HOTELS & RESORTS, INC. ANNOUNCES

OFFERING OF 5 MILLION PREFERRED SHARES

Chicago, IL – April 19, 2006 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that the company has agreed to sell in an underwritten public offering 5,000,000 shares of its 8.25% Series C Cumulative Redeemable Preferred Stock (liquidation preference $25 per share).

Wachovia Securities is acting as sole book-running manager of the offering, with Deutsche Bank Securities and Raymond James acting as joint lead managers and A.G. Edwards and Citigroup acting as co-managers. The underwriters have been granted a 30-day option to purchase up to an additional 750,000 preferred shares to cover any over-allotments.

The offering of the shares will be made only by means of a prospectus supplement and accompanying prospectus. When available, copies of the prospectus supplement and the accompanying prospectus may be obtained from Wachovia Securities, ATTN: Prospectus Department, 8739 Research Drive, Charlotte, North Carolina 28262, or (704) 593-7559, or from the offices of any of the other managing underwriters identified above.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT), which owns and asset manages high-end hotels and resorts. The company has ownership interests in 18 properties with an aggregate of 8,480 rooms. For further information, please visit the company’s website at http://www.strategichotels.com.